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                                                                    Exhibit 3(b)

                       AGREEMENT OF LIMITED PARTNERSHIP OF
                     PANHANDLE EASTERN PIPE LINE COMPANY, LP

      This Agreement of Limited Partnership of Panhandle Eastern Pipe Line Company, LP (the "Agreement") is made and entered into effective as of the 29th day of June, 2004, by and among Southern Union Panhandle LLC, a Delaware limited liability company, as General Partner, and Southern Union Company, a Delaware corporation, as Limited Partner.

RECITALS

      WHEREAS, the General Partner, as the sole member of the Predecessor LLC, has duly approved the conversion of the Predecessor LLC to a limited partnership, pursuant to Section 17-217(h) of the Act;

      WHEREAS, the General Partner has heretofore formed the Partnership by filing a Certificate of Conversion from a Limited Liability Company to a Limited Partnership and a Certificate of Limited Partnership with the office of the Secretary of State of the State of Delaware; and

     WHEREAS, the parties hereto desire to provide for the governance of the Partnership and to set forth in detail their respective rights and duties relating to the Partnership;

     NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

      Section 1.1 Definitions. Unless the context otherwise requires, the terms defined in this Article I shall, for the purposes of this Agreement, have the meanings herein specified.

      "Act" means the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code Ann. Tit. 6 Sections 17-101, et seq., as amended from time to time.

      "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" means this Agreement of Limited Partnership of Panhandle Eastern Pipe Line Company, LP, as it may be amended, supplemented or restated from time to time.

      "Available Cash" means, with respect to any Quarter ending prior to the

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Liquidation Date, (a) the sum of (i) all cash and cash equivalents of the
Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less (b) the amount of any cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter or (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

      "Bankruptcy" means, with respect to any Partner, (i) the filing by a Partner of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title II of the United States Code (or corresponding provisions of future laws) or any other federal or state insolvency law, or the filing by a Partner of an answer consenting to or acquiescing in any such petition, (ii) the making by a Partner of any assignment for the benefit of its creditors or the admission by a Partner in writing of its inability to pay its debts as they mature, (iii) the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of a Partner, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal or state insolvency law, provided that the same shall not have been vacated, set aside or stayed within a 60-day period after the occurrence of such event, or (iv) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect. With respect to a General Partner, the foregoing definition of "Bankruptcy" is intended to replace and shall supersede and replace the definition of "Bankruptcy" set forth in the Act.

      "Book-Tax Disparity" means with respect to any item of property, as of the date of any determination, the difference between the book value of such property in accordance with Section 4.3(a) and the adjusted basis thereof for federal income tax purposes as of such date.

      "Capital Account" means, with respect to any Partner, the account maintained for such Partner in accordance with the provisions of Section 4.3.

      "Certificate of Limited Partnership" means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a

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pecific section (Section) of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or such corresponding provision is in effect on the date of applications of the provisions of this Agreement containing such reference.

      "Covered Person" has the meaning set forth in Section 10.1.

      "Disabling Conduct" shall mean conduct that constitutes fraud, willful misconduct, bad faith or gross negligence.

      "General Partner" means Southern Union Panhandle LLC and its successors and permitted assigns as General Partner of the Partnership.

      "Group Member" means a member of the Partnership Group.

      "Indemnified Person" has the meaning set forth in Section 10.2.

      "Limited Partner" means Southern Union Company and its successors and permitted assigns as Limited Partner of the Partnership.

      "Liquidating Trustee" means a Person or Persons who may be approved by the Limited Partner, as set forth in Section 11.4.

      "Liquidation Date" means the date on which the event which gives rise to the dissolution of the Partnership occurs.

      "Partners" means the General Partner and the Limited Partner.

      "Partnership" means Panhandle Eastern Pipe Line Company, LP, a Delaware limited partnership, and any successors thereto.

      "Partnership Group" means the Partnership and each of its Subsidiaries, treated as a single consolidated entity.

      "Partnership Interest" means the percentage interest in the Partnership held by each Partner.

      "Person" means an individual or a corporation, limited liability company, partnership (general or limited), joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

      "Predecessor LLC" has the meaning set forth in Section 4.1.

      "Quarter" means, unless the context requires otherwise, a fiscal quarter of the Partnership.

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      "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or
(ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

      "Tax Matters Partner" has the meaning set forth in Section 9.5.

      "Working Capital Borrowings" means borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement requiring all such borrowings thereunder to be reduced to a relatively small amount each year for an economically meaningful period of time.

ARTICLE II

ORGANIZATION

      Section 2.1. Formation. The Partnership was previously formed as a limited partnership pursuant to the provisions of the Act. This Agreement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes and a Partner has no interest in specific Partnership property.

      Section 2.2. Name. The name of the Partnership shall be "Panhandle Eastern Pipe Line Company, LP". The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner. The words "Limited Partnership", "LP", or "Ltd." or similar words or letters shall be included in the Partnership's name where necessary or appropriate by the General Partner in its sole discretion. The General Partner in its discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partner of such change in the next regular communication to the Limited Partner.

      Section 2.3. Principal Place of Business. The principal place of business of the Partnership shall be located at 5444 Westheimer, Houston, TX 77056. The General Partner may hereafter change the principal place of business of the Partnership to such other place or places as

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the General Partner may determine from time to time in its sole discretion. The
General Partner shall give notice of any such change to the Limited Partner. The Partnership may maintain such other offices at such other places as the General Partner deems advisable.

      Section 2.4. Registered Agent; Registered Office. Unless and until changed by the General Partner, the address of the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company.

      Section 2.5. Purpose and Business. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

      Section 2.6. Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.5 and for the protection and benefit of the Partnership.

      Section 2.7. Term. The term of the Partnership commenced on the dated the Certificate of Limited Partnership was filed in the office of the Secretary of State of the State of Delaware and, unless the Partnership is earlier terminated pursuant to any provision of this Agreement, shall continue until December 31, 2099, upon which date the Partnership shall automatically terminate; provided, however, that with the written approval of the Partners, the term of the Partnership may be extended.

      Section 2.8. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner or Assignee, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

ARTICLE III

NAMES AND ADDRESSES OF PARTNERS

      Section 3.1. General Partner. The name and mailing address of the General Partner is Southern Union Panhandle LLC, One PEI
Center, Wilkes-Barre, Pennsylvania 18711.

      Section 3.2. Limited Partner. The name and mailing address of the Limited Partner is Southern Union Company, One PEI
Center, Wilkes-Barre, Pennsylvania 18711.

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ARTICLE IV

INITIAL CONTRIBUTION AND ISSUANCE OF PARTNERSHIP INTERESTS

      Section 4.1. No Contributions. As the Partnership has been formed by converting an existing Delaware limited liability company, Panhandle Eastern Pipe Line Company, LLC (the "Predecessor LLC"), to a Delaware limited partnership, pursuant to the laws of the State of Delaware, the Partners will not make any initial contributions to the Partnership, as provided in Sections 17-301(d) and 17-401(a) of the Act. No Partner shall be required to make any further contributions to the capital of the Partnership or to restore at any time any deficit in such Partner's Capital Account.

      Section 4.2. Partnership Interests.

            (a) The General Partner shall have a one percent (1%) Partnership Interest.

            (b) The Limited Partner shall have a ninety-nine percent (99%) Partnership Interest.

      Section 4.3. Capital Accounts.

            (a) The Partnership shall maintain for each Partner owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv), as applied by the General Partner in its reasonable discretion.

            (b) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating the Partnership Interest so transferred.

ARTICLE V

 ALLOCATIONS AND DISTRIBUTIONS

      Section 5.1. Allocations for Capital Accounts Purposes. For purposes of maintaining the Capital Accounts, the Partnership's items of income, gain, loss and deduction (computed in accordance with Section 4.3(a)) shall be allocated 1% to the General Partner and 99% to the Limited Partner.

      Section 5.2. Allocations for Tax Purposes.

            (a) Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 5.1.

            (b) In an attempt to eliminate Book-Tax Disparities, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal

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income tax purposes among the Partners in such manner as shall reasonably be determined by the General Partner consistently with Treasury Regulation section 1.704-3.

            (c) The General Partner may adopt such methods of allocation of income, gain, loss, or deduction between a transferor and a transferee of a Partnership Interest as it determines necessary, to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

            Section 5.3. Distributions.

                  (a) At such times and in such amounts as the General Partner determines in its sole discretion, Available Cash shall, subject to Section 17-607 of the Delaware Act, be distributed pro rata in accordance with this
Article V by the Partnership to the Partners in accordance with their respective Partnership Interests. The immediately preceding sentence shall not require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Act.

            (b) The General Partner shall have the discretion to treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

ARTICLE VI

MANAGEMENT

      Section 6.1. Management and Control of the Partnership.

            (a) The General Partner shall conduct, direct and manage all activities of the Partnership in a manner that the General Partner determines is in the best interest of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partner shall not have any management power over the business and affairs of the Partnership.

            (b) The General Partner, in its sole discretion and without the approval of the Limited Partner, may delegate to one or more other persons the General Partner's rights and powers to manage and control the business affairs of the Partnership, including to agents, officers and employees of the General Partner or the Partnership. Such delegation by the General Partner shall not cause the General Partner to cease to be a general partner of the Partnership or cause the person to whom such rights and powers have been delegated to be a general partner of the Partnership. Nothing contained in this Section 6.1(b) shall be deemed to limit the power and authority of the General Partner to delegate granted by Section 17-403(c) of the Act.

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      Section 6.2. Powers of General Partner.

            (a) In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.4, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.6, including the following:

                  (1) The making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into a Partnership Interest, and the incurring of any other obligations;

                  (2) The making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

                  (3) The acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

                  (4) The use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons; the repayment of obligations of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

                  (5) The negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

                  (6) The distribution of Partnership cash;

                  (7) The selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

                  (8) The maintenance of such insurance for the benefit of the Partnership Group and the Partners as it deems necessary or appropriate;

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                  (9) The formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships subject to the restrictions set forth in Section 2.5;

                  (10) The control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

                  (11) The indemnification of any Person against liabilities and contingencies to the extent permitted by law.

      Section 6.3. Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the as required by the Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. The General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Limited Partner.

      Section 6.4. Restrictions on General Partner's Authority. The General Partner may not, without written approval of the specific act by the Limited Partner or by other written instrument executed and delivered by the Limited Partner subsequent to the date of this Agreement, take any action in contravention of this Agreement.

      Section 6.5. Reimbursement of the General Partner.

            (a) The General Partner shall be reimbursed on a reasonable basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person including Affiliates of the General Partner to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership), and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The

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General Partner shall determine the expenses that are allocable to the
Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 10.2.

            (b) The General Partner, in its sole discretion and without the approval of the Limited Partner (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices, in each case for the benefit of employees of the General Partner or Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. Expenses incurred by the General Partner in connection with any such plans, programs and practices shall be reimbursed in accordance with Section 6.5(a).

      Section 6.6. Outside Businesses. Any Partner and any Affiliate of any Partner may engage in or possess an interest in other profit-seeking or business ventures of any kind, nature or description, independently or with others, whether or not such ventures are competitive with the Partnership and the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Partner. No Partner who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership shall have any duty to communicate or offer such opportunity to the Partnership, and such Partner shall not be liable to the Partnership or to the other Partners for breach of any fiduciary or other duty by reason of the fact that such Partner pursues or acquires for, or directs such opportunity to another Person or does not communicate such opportunity or information to the Partnership. Neither the Partnership nor any Partner shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the activities of the Partnership, shall not be deemed wrongful or improper.

      Section 6.7. Relationships with Affiliates. The Partnership may enter into any agreement or contract with the General Partner, any Person who is an Affiliate of the General Partner, any Limited Partner, any Affiliate of a Limited Partner, or any agent of the General Partner or the Partnership without the prior approval of any other Partners, provided that the General Partner shall have determined, in the General Partner's sole discretion, that such agreement or contract is reasonable.

      Section 6.8. General Partner's Discretion. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its "sole discretion" or "discretion" or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Limited Partner, or (ii) in its "good faith" or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards.

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      Section 6.9. Merger. The Partnership may merge with, or consolidate into, another Delaware limited partnership or other business entity (as defined in Section 17-211(a) of the Act) upon the approval by the General Partner. In accordance with Section 17-211 of the Act (including Section 17-211(g)), notwithstanding anything to the contrary contained in this Agreement, an agreement of merger or consolidation approved by the General Partner, may (A) effect any amendment to this Agreement, or (B) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership of the merger or consolidation. Any amendment to this Agreement or adoption of a new partnership agreement made pursuant to the foregoing sentence shall be effective at the effective time or date of the merger or consolidation. The provisions of this Section 6.9 shall not be construed to limit the accomplishment of a merger or of any of the matters referred to herein by any other means otherwise permitted by law.

ARTICLE VII

RIGHTS OF LIMITED PARTNER

      Section 7.1. Limitation of Liability. The Limited Partner shall have no liability under this Agreement except as expressly provided in this Agreement or in the Act.

      Section 7.2. Management of Business. The Limited Partner, in its capacity as such, shall not participate in the operation, management or control (within the meaning of the Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership; provided, however, that (i) the Limited Partner may exercise the rights conferred on it in this Agreement and (ii) the exercise by the Limited Partner of any such right shall not be construed to constitute participation by the Limited Partner in the control of the business of the Partnership so as to make the Limited Partner liable as a general partner for the debts and obligations of the Partnership for purposes of Section 17-303 of the Act.

      Section 7.3. Employees, Agents or Officers of the Partnership or a General Partner. The Limited Partner or an employee, agent, director or officer of the Limited Partner may also be (i) an employee, agent, director or officer of the Partnership or (ii) an agent, employee, member or manager of the General Partner, and, pursuant to Section 17-303(b) of the Act, the existence of these relationships and acting in such capacities will not result in the Limited Partner being deemed to be participating in the control of the business of the Partnership so as to make the Limited Partner liable as a general partner for the debts and obligations of the Partnership.

      Section 7.4. Outside Activities of the Limited Partners. The Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners or Assignees shall have any rights by virtue of this Agreement in any business ventures of the Limited Partner.
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ARTICLE VIII
ASSIGNABILITY; ADMISSION AND WITHDRAWAL OF PARTNERS

      Section 8.1. Assignability of a General Partner's Interest in the Partnership. The General Partner may sell, transfer, assign, pledge, encumber, mortgage, or otherwise hypothecate (hereinafter in this Article VIII collectively referred to as "assign" or "assignment") the whole or any part of its interest as a General Partner in the Partnership without the prior written consent of the Limited Partner. An assignee of all or part of the interest of a General Partner in the Partnership shall be admitted to the Partnership as a general partner of the Partnership only if the assigning General Partner and any other General Partners approve in writing the admission of such assignee as an additional or successor General Partner. Such additional or successor General Partner is hereby authorized to and shall continue the Partnership without dissolution. Upon the admission of such additional or successor General Partner, an assignor of its entire interest as a General Partner shall at that time cease to be a general partner of the Partnership.

      Section 8.2. Assignability of a Limited Partner's Interest in the Partnership. No Limited Partner may assign the whole or any part of its interest in the Partnership without the prior written consent of the General Partner, which consent may be withheld in the General Partner's sole discretion.

      Section 8.3. Recognition of Assignment by Partnership. No assignment, or any part thereof, that is in violation of this Article VIII shall be valid or effective.

      Section 8.4. Death, Incompetency, Bankruptcy, or Dissolution of a Limited Partner. The death, incompetency, Bankruptcy, dissolution or other cessation to exist as a legal entity of the Limited Partner shall not, in and of itself, dissolve the Partnership. In any such event, the personal representative (as defined in the Act) of such Limited Partner may exercise all of the rights of such Limited Partner for the purpose of settling its estate or administering its property, subject to the terms and conditions of this Agreement, including any power of an assignee to become a Limited Partner.

      Section 8.5. Withdrawal from the Partnership. Except as provided in this Agreement, a General Partner or a Limited Partner may not withdraw as a general partner of the Partnership or as a limited partner of the Partnership, as the case may be.

ARTICLE IX
BOOKS AND RECORDS; TAX MATTERS

      Section 9.1. Records and Accounting. At all times during the continuation of the Partnership, the General Partner shall keep or cause to be kept full and true books of account in which shall be entered fully and accurately each transaction of the Partnership. Such books of account, together with a copy of this Agreement and of the Certificate of Limited Partnership, shall at all times be maintained at the principal place of business of the Partnership and shall be open to inspection and examination at reasonable times by all Partners and their duly authorized

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representatives for any purpose reasonably related to such Partner's interest as a partner in the Partnership.

      Section 9.2. Bank or Brokerage Accounts. All funds of the Partnership shall be deposited in the Partnership's name or the name of any entity wholly owned by the Partnership in such bank or brokerage account or accounts as shall be determined by the General Partner. Withdrawals from any such bank or brokerage account or accounts shall be made upon such signature or signatures as the General Partner may designate.

      Section 9.3. Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31, unless otherwise determined by the General Partner.

      Section 9.4. Tax Election. The General Partner, in its sole discretion, may make (and if made, may revoke) such elections under the Code or any successor thereto that the General Partner shall determine to be in the best interests of the Partnership. Without limiting the generality of the foregoing, the General Partner, in its discretion, may make (and if made, may revoke) the election referred to in Section 754 of the Code, and any similar provisions enacted in lieu thereof, provided that any Partner who transfers his Partnership Interest shall bear all expenses arising as it relates to the Partnership Interest so transferred. Each Partner shall, upon request, supply the information necessary to give effect to such election.

      Section 9.5. Tax Matters Partner.

            (a) To the extent that the Partnership is or elects to be a "partnership" subject to subchapter C of chapter 63 of the Code, the General Partner is hereby designated as the "Tax Matters Partner" of the Partnership within the meaning of Section 6231(a)(7) of the Code and shall have the power to manage and control, on behalf of the Partnership, any administrative proceeding at the Partnership level with the Internal Revenue Service relating to the determination of any item of Partnership income, gain, loss, deduction, or credit for federal income-tax purposes.

            (b) The Tax Matters Partner shall comply with all statutory provisions of the Code applicable to a "tax matters partner" and shall, without limitation, within thirty (30) days of the receipt of any notice from the Internal Revenue Service in any administrative proceeding at the Partnership level relating to the determination of any Partnership item of income, gain, loss, deduction, or credit, mail a copy of such notice to each Partner.

ARTICLE X

EXCULPATION OF THE GENERAL PARTNER AND OTHER PERSONS

      Section 10.1. Exculpatory Provisions.

            (a) Notwithstanding any other terms of this Agreement, whether express or implied, or obligation or duty at law or in equity, neither the General Partner, its Affiliates, nor any of their respective officers, directors, shareholders, partners, employees, representatives or agents nor any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a "Covered Person" and collectively, the "Covered Persons") shall be liable to the Partnership or any Partner for any act or omission (in relation to the Partnership, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted in good faith by a Covered Person and in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Covered Person by this Agreement, provided that such act or omission does not constitute Disabling Conduct.

            (b) A Covered Person may rely and shall incur no liability in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer of any Person in order to ascertain any fact with respect to such Person or within such Person's knowledge and may rely on an opinion of counsel selected by such Covered Person with respect to legal matters unless such Covered Person acts in bad faith.

      Section 10.2. Insurance. The General Partner and the Partnership may purchase and maintain insurance, to the extent and in such amounts as the General Partner shall, in its sole discretion, deem reasonable, on behalf of Indemnified Persons and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with activities of the Partnership or such Persons, regardless of whether the Partnership would have the power to indemnify such Person against such liability. The General Partner and the Partnership may enter into indemnity contracts with Indemnified Persons and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 10.2 and containing such other procedures regarding indemnification as are appropriate. "Indemnified Persons" means the General Partner, its Affiliates and all directors, officers, shareholders, partners, employees, representatives and agents of the General Partner and its Affiliates and all officers, employees, representatives and agents of the Partnership and its Affiliates.

ARTICLE XI

DISSOLUTION AND TERMINATION

      Section 11.1. No Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of additional General Partners or successor General Partners in accordance with the terms of this Agreement.

      Section 11.2. Events Causing Dissolution. The Partnership shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events:

            (a)   The expiration of the term of the Partnership, as provided in
Section 2.7;

            (b) The withdrawal or Bankruptcy of the General Partner or assignment by the General Partner of its entire interest in the Partnership (unless an additional or successor General

Partner is admitted to the Partnership in accordance with Section 8.1), or the occurrence of any other event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, provided, the Partnership shall not be dissolved and required to be wound up in connection with any of the events specified in this clause (b) if (i) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (ii) within ninety (90) days after the occurrence of such event, the Limited Partner elects to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership;

            (c) A written determination by the General Partner to dissolve the Partnership;

            (d) There are no Limited Partners, unless the business of the Partnership is continued in accordance with the Act; or

            (e) The entry of a decree of judicial dissolution under Section 17-802 of the Act.

      Section 11.3. Notice of Dissolution. Upon the dissolution of the Partnership, the General Partner or the Liquidating Trustee, as the case may be, shall promptly notify the Partners of such dissolution.

      Section 11.4. Liquidation. Upon dissolution of the Partnership, the General Partner, or, in the event that the dissolution is caused by an event described in Section 11.2(b) and there is no other General Partner, a Person or Persons who may be approved by the Limited Partner as the Liquidating Trustee, shall immediately commence to wind up the Partnership's affairs; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partners to minimize the normal losses attendant upon a liquidation. The Partners shall continue to share profits and losses during liquidation in the same proportions as specified in Article V as before liquidation. Each Partner shall be furnished with a statement prepared by the Partnership's certified public accountant that shall set forth the assets and liabilities of the Partnership as of the date of dissolution. The proceeds of liquidation shall be distributed, as realized, in the following order and priority:

            (a) To creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

            (b) To distribute to the Partners the remaining proceeds of liquidation in accordance with Section 5.3.

      Section 11.5. Methods of Liquidation. The Partnership may be liquidated by either:

            (a) Selling the Partnership assets and distributing the net proceeds therefrom in the manner provided in Section 11.4; or

            (b) Subject to the order of priority set forth in Section 11.4, distributing the Partnership assets proportionately to the Partners in kind with each Partner accepting an undivided interest in the Partnership assets, subject to Partnership liabilities, in satisfaction of its proportionate interests in the Partnership.

      Section 11.6. Termination of Partnership. The Partnership shall terminate when all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article XI, and the Certificate of Limited Partnership shall have been cancelled in the manner required by the Act.

ARTICLE XII

POWER OF ATTORNEY

      Section 12.1. Appointment of General Partner. The Limited Partner hereby irrevocably constitutes and appoints the General Partner and any Liquidating Trustee as its true and lawful attorney-in-fact, in its name, place, and stead, to make, execute, acknowledge, and file the following documents, to the extent consistent with the other provisions of this Agreement:

      (a) This Agreement, and, to the extent required by law, the Certificate of Limited Partnership;

      (b) Any fictitious or assumed-name certificates required to be filed on behalf of the Partnership;

      (c) Any application or registration to do business in any State other than, or in addition to, the State of Delaware;

      (d) Deeds, notes, mortgages, pledges, security instruments of any kind and nature, leases, and such other instruments as may be necessary to carry on the business of the Partnership; provided that no such instrument shall increase the personal liability of the Limited Partners;

      (e) All certificates and other instruments that the General Partner deems appropriate or necessary to form and qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and all jurisdictions in which the Partnership may intend to conduct business or own property;

      (f) Any duly adopted amendment to or restatement of this Agreement or the Certificate of Limited Partnership;

      (g) All conveyances and other instruments or documents that the General Partner deems appropriate or necessary to effect or reflect the dissolution, liquidation and termination of the Partnership pursuant to the terms of this Agreement (including a certificate of cancellation);

      (h) Any and all financing statements, continuation statements, mortgages or other documents necessary to grant to or perfect for secured creditors of the Partnership, including the General Partner and its Affiliates, a security interest, mortgage, pledge or lien on all or any of the assets of the Partnership; and

      (i) All other instruments as the attorneys-in-fact or any of them may deem necessary or advisable to carry out fully the provisions of this Agreement in accordance with its terms.

      Section 12.2. Power Coupled with Interest. It is expressly intended by the Limited Partner that the power of attorney granted by Section 12.1 is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of such Limited Partner (or if such Limited Partner is a corporation, partnership, trust, association, limited liability company or other legal entity by the dissolution or termination thereof).

ARTICLE XIII

GENERAL PROVISIONS

      Section 13.1. Notices. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed to be given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described in
Article III. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner, Assignee or other Person if believed by it to be genuine.

      Section 13.2. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

      Section 13.3. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

      Section 13.4. Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

      Section 13.5. Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

      Section 13.6. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

      Section 13.7. Headings. The headings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

      Section 13.8. Interpretation. Throughout this Agreement and any amendment hereto, nouns, pronouns, and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. All references herein to "Articles", "Sections", and paragraphs shall refer to corresponding provisions of this Agreement.

      Section 13.9. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

      Section 13.10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

      Section 13.11. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

      Section 13.12. Amendment. Except as otherwise provided in this Agreement, this Agreement may be amended only by an instrument in writing executed by the parities hereto.

[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                           GENERAL PARTNER:

                                           SOUTHERN UNION PANHANDLE LLC

                                           By: Southern Union Company,
                                               its Sole Member

                                               By: /s/ Stephen D. McGregor
                                                   ----------------------------
                                                   Name: Stephen D. McGregor
                                                   Title: Vice President - Tax

                                           LIMITED PARTNER:

                                           SOUTHERN UNION COMPANY

                                           By: /s/ Robert M. Kerrigan, III
                                               ---------------------------------
                                               Name: Robert M. Kerrigan, III
                                               Title: Corporate Counsel &
                                                      Assistant Secretary